TechCXO Accelerate the Vision.

November 1, 2019

Good Hemp, Inc.
Attn: William Alessi
20311 Chartwell Center Drive, Suite 1469
Cornelius, NC, 28031

Dear Mr. Alessi:

I look forward to working with you on Good Hemp, Inc. The following is the Consulting Services Proposal that we discussed.

TechCXO provides on-demand financial management to our clients. I will be the TechCXO partner working on your account to manage the overall relationship and serve as the CFO-level resource in the organization. Depending on your future requirements, I could bring in additional resources to assist.

The attached proposal outlines in more detail some of the capabilities of TechCXO and the particular areas where I propose that you engage us, based on my understanding of your needs. After you have had a chance to review this proposal, I would welcome the opportunity to discuss it with you in detail to address any questions you may have.

I look forward to joining your team.

Sincerely,

TechCXO
Accelerate the Vision.

Joe Rodriguez
Partner

About TechCXO

TechCXO provides comprehensive business infrastructure services and executive level financial management to emerging, growth-stage and established companies in the software, technology, life sciences, manufacturing and services industries.

We enable businesses to focus on core competencies by providing flexible, customized professional services supporting our clients' strategic objectives. TechCXO partners with existing management to provide appropriate financial resources, experience and foresight to help take companies to the next level.

TechCXO partners combine to provide over 140 years of combined experience in providing financial management services to our clients. Our partners all started their careers with the then Big 8 Accounting Firms before moving into private industry. Most have been CFO's of both early and mid stage companies, experiencing rapid growth, as well as mid sized public companies, all in the technology arena.

TechCXO partners have experienced the full range of technology company corporate experiences, from early stage companies building a business model and trying to raise their first funding, to IPO's, merger and acquisition transactions (both buy and sell side), reorganizations and restructurings. There are very few situations in the life cycle of a technology company that we have not already experienced.

TechCXO is the smart choice for growth company CEOs seeking to manage financial risk and implement best practices in the finance and accounting functions. TechCXO drives value by:

- ***Increasing*** – credibility, ROI, cash flow visibility
- ***Reducing*** – financial risk, cost, inefficiency
- ***Improving*** – skills, processes, information
- ***Creating*** – strategy, systems, processes
- ***Enabling*** – growth, control, predictable results

TechCXO offers a wide range of comprehensive CFO services, as well as specialty services available on a project as needed basis. A sampling of these offerings is as follows:

Comprehensive CFO Services

- Financial Management and Leadership
- Modeling, Planning and Budgeting
- Strategic Business Planning & Implementation
- Equity and Debt Financing & Recapitalizations
- Board of Directors Reporting / Support
- Best Practice Policies and Procedures
- Accounting System Selection and Implementation
- Mergers, Acquisitions, Divestitures and Joint Ventures
- Due Diligence Support and Analysis

- Risk Management and Human Resource Relationships
- Attorney, CPA firm, Insurance and Bank Relationships
- Contract Analysis and Negotiation
- Turnarounds and Restructurings

Specialty Service Offerings

- SWOT Analysis (Strengths, Weaknesses, Opportunities, Threats)
- FAS 123R and IRC 409A (Stock Option Accounting and Reporting)
- Foreign Currency Translations
- Revenue Recognition
- Consolidations
- Foreign Subsidiaries
- Valuation Analysis (corporate or intangibles)
- Contract negotiation
- Equity-based compensation programs
- Human resource policies and procedures
- Employee benefits

As a key member of your management team, TechCXO can provide the right resource at the most effective cost to address the needs of your growing enterprise. We look forward to having you join the growing list of satisfied TechCXO clients.

Consulting Services Proposal For *Good Hemp, Inc.*

Objectives

Client seeks an experienced CFO to help support the company's expected subsequent rapid growth. TechCXO can provide flexible assistance throughout this process. I can act as your CFO and as a member of your management team.

Below are several areas where I can provide financial leadership:

1. Assess and make recommendations to improve the company's processes and controls.
2. Lead and drive the budgeting, forecasting and review process. Make adjustments based on variance analyses with the team.
3. Manage the company's management and financial reporting requirements
4. Manage board relations for all finance-related items.
5. Support the team's fundraising efforts as needed.
6. Help develop a comprehensive set of key performance indicators and ensure they are produced in a timely and accurate manner.
7. Provide assistance with accounting, operational/administrative tasks which might include: legal, IT, facilities, general admin, as well as human resource functions.
8. Assist with the hiring of and transition to a full-time CFO as appropriate.

Timing, Scope and Staffing

TechCXO's services are provided on an hourly basis. My standard rate structure is:

CFO level consulting services	$175 per hr.
Senior Accountant	$75 per hr
Other resources	TBD
Expenses	Billed as incurred

As an early stage company, I know Client is very careful with its available cash, so I would be willing to defer 25% of my fees in return for an equity grant in the company. Let's discuss at your convenience.

Terms and Conditions

1. Consulting Services

TechCXO Boston, LLC ("TechCXO") will provide consulting services ordered by Client under the terms and conditions of this Consulting Services Agreement (Agreement) and any relevant proposal or work order. Any changes to the Agreement shall be documented and approved by TechCXO and Client in writing and attached to the Agreement. Scheduled service dates will be agreed upon mutually, subject to availability of TechCXO personnel.

2. Status of Parties

TechCXO and its principals, employees, agents and subcontractors (collectively, "Consultants") shall be, and at all times during this Agreement shall remain, an independent contractor vis-à-vis the Client. Consultants shall not have any rights to the Client's usual employee fringe benefits, including, but not limited to, worker's compensation benefits, and in no event is any contract of agency or employment intended. Except to the extent authorized by the Client's Board of Directors, Consultants shall have no authority to bind, obligate or commit the Client by any agreement, promise or representation in any manner whatsoever.

3. Incidental Expenses

For any onsite services requested by Client, Client shall reimburse TechCXO for actual, reasonable travel, lodging and out-of-pocket expenses incurred. Travel expenses shall be in accordance with Client's standard travel policy. Invoices shall reflect this policy. Any invoices for incidental expenses exceeding $250 in any monthly billing period require prior written approval of Client.

4. Fees, Invoicing and Payment

TechCXO's fees (hourly and fixed) are stated in the accompanying proposal or work order, and are subject to periodic adjustment (but in the case of hourly rates, not more often than once every twelve (12) months). Client will be invoiced only for time actually worked by TechCXO. Invoices will normally be issued on a semi-monthly basis, unless otherwise provided. Fees for services shall be payable when invoiced, and shall be deemed overdue if they remain unpaid 31 days after the date of invoice. If Client's procedures require that an invoice be submitted against a purchase order before payment can be made, Client will be responsible for issuing such purchase order 30 days before the payment due date. Payments are due regardless of any third party action or responsibilities.

Remit to Address: TechCXO, LLC
1911 Grayson Highway, Suite 8/122
Grayson, GA 30017

5. Term of Agreement

The term of this Agreement shall be for three (3) months from the date executed, unless specifically stated otherwise in writing, and shall renew for subsequent three-month terms unless TechCXO is notified by Client in writing a minimum of fourteen (14) days prior to the expiration of the then-current term.

6. Client Obligations

As part of this engagement, you will furnish or make available any company financial information and provide access to necessary personnel required to complete the engagement. Our fees are based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the engagement. Other resources, such as Internet access while present on Client premises and adequate work space facilities, shall be as agreed with Client. If significant unexpected circumstances occur, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs.

7. Changes in Scope

Any changes in scope shall be mutually agreed upon prior to commencement of the change. This includes any required changes in funding and schedule. TechCXO will provide an estimate for the change in a timely manner and the Client shall approve or disapprove this change in a timely manner.

8. Taxes

The fees quoted do not include taxes. If TechCXO is required to pay any federal, state, or local taxes based on the services provided under this Agreement, such taxes, except taxes based on TechCXO's income, shall be billed to and paid by the Client.

9. Rights to Work Product

With the exception of all tools, business processes or work products brought into the engagement by TechCXO, all deliverables under this Agreement shall be considered works-made-for-hire ("Deliverables") and all ownership rights relating to the Deliverables shall vest in Client. Nothing herein shall be construed to grant TechCXO any right or license to use the confidential, proprietary information of Client.

10. Warranty

TechCXO warrants that its services hereunder will be of a professional quality, conforming to generally accepted industry standards and practices. Any modifications made to product or services provided by TechCXO that are not authorized and executed by TechCXO, or the original manufacturer, shall void the warranty.

11. Limitations on Warranty

The warranty above is exclusive and in lieu of all other warranties, whether express or implied, including the implied warranties of merchantability and fitness for a particular purpose. The stated warranty is valid for a period of thirty (30) days from the date of task completion or until the client acceptance document, if applicable, is executed, whichever occurs earlier. Should the client acceptance document not be executed within ninety (90) days of the completion, the task shall be deemed accepted.

12. Exclusive Remedy

For any breach of the above warranty, Client's exclusive remedy, and TechCXO's entire liability, shall be the reperformance of the services. In order to receive warranty remedies, deficiencies in the services must be reported to TechCXO in writing within 90 days of completion of those services. If TechCXO is unable to perform the services as warranted within 45 days after notification, Client shall be entitled to recover the fees paid to TechCXO for such deficient services.

13. Termination of Agreement

TechCXO and Client may terminate this Agreement for any reason with fourteen (14) days notice. Either party can terminate this Agreement for cause if either party considers the other party is not performing its obligations according to this Agreement and provides written notice to the other party of such non-performance. Billing for services following the termination notice may not exceed $500 without the prior written consent of the Client. The party receiving such written notice will have fourteen (14) days from the date of notice receipt to correct the situation. If this situation is not corrected, the Agreement can be terminated immediately upon written notice. Client is obligated and agrees to pay for services provided through the date of notice of termination. Sections 9, 10, 11, 12, 15, 16, 18, 19, 21, and 22 shall survive termination.

14. TechCXO Consultants

TechCXO warrants that all Consultants sent to the Client facility will act in accordance with good business ethics and behaviors. Additionally, TechCXO will ensure that all Consultants assigned to the Client will be fully qualified to perform the task contracted for. If for any reason the Client feels that the TechCXO Consultant is not technically qualified, TechCXO will investigate the claim and provide substitute Consultant to the Client at no additional cost. If the Client requests a TechCXO Consultant be replaced for any reason other than job performance, a cost may be incurred. This cost will be mutually agreed to at the time.

15. Force Majeure

Neither party shall be responsible for any failure to perform or delay in performing any of its obligations under this Agreement where and to the extent that such failure or delay results from causes outside the reasonable control of the party. Such causes shall include, without limitation, Acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, civil commotions, or the like. Notwithstanding the above, strikes and labor disputes shall not constitute an excusable delay for either party under this Agreement.

16. Non-Solicitation of Employees

Each party agrees not to solicit, offer or promise employment or employ the other party's personnel during and for a period of one (1) year following termination of this Agreement for any reason, unless written consent is received from the non-hiring party. In the event an employee is solicited or hired in violation of this Agreement, the breaching party shall promptly pay to the other party 50% of the employee's yearly compensation for expenses associated with replacing and training a new employee.

17. Limitation of Liability

In no event shall either party be liable for any indirect, incidental, special or consequential damages, including loss of profits, revenues, data, or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages. TechCXO's liability for damages hereunder shall in no event exceed the amount of fees paid by Client under this Agreement for the relevant services unless they are a result of TechCXO's negligence or willful misconduct.

18. Indemnification

Client shall indemnify and hold TechCXO harmless and TechCXO shall indemnify and hold Client harmless against any and all third party claims, costs, expenses, losses and liabilities claimed by third parties, arising out of the products or services referenced in this Agreement.

19. Nondisclosure

By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information.") For purposes of this Agreement, "Confidential Information" may include, but is not limited to, information regarding proprietary products, potential product and/or service offerings, source code, documentation, customer names, customer data, business plans, financial analysis, future plans and pricing, the marketing or promotion of any product, and business policies and practices. The parties agree, both during the term of this Agreement and for a period of two years after termination, for any reason, of this Agreement and of all work orders hereunder, to hold each other's Confidential Information in strict confidence. The parties agree not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed in violation of the provisions of this Agreement, except a disclosure pursuant to any judicial or government request or order.

20. Arbitration

Any controversy, dispute or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this agreement, including any claim based on contract, tort, or statute, shall be resolved, at the request of any party to this agreement, by final and binding arbitration conducted at a location determined by the arbitrator in Massachusetts administered by and in accordance with the then existing rules and procedures of the American Arbitration Association, and judgment upon any reward rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

21. Notice

Any notice required or permitted to be given by one party to the other shall be deemed to be given when notice is mailed via certified mail with the United States Postal Service with sufficient postage prepaid, or by recognized courier service with verification of delivery, addressed to respective party to whom notice is intended at the address specified above in this Agreement.

22. Governing Law

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its choice of laws rules. Any dispute arising out of or relating to this Agreement shall be determined by a federal or state court in Middlesex County, Commonwealth of Massachusetts, and in no other forum. The parties hereby submit to the jurisdiction of such courts.

23. Severability

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties' respective rights and obligations hereunder.

24. Entire Agreement

This Agreement constitutes the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the services and developments described herein. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party. This Agreement may be executed in counterparts. Facsimile transmissions of the signature page shall be binding upon the parties.

Wiliam Alessi - CEO
11/18/2019

Joe Rodriguez · Partner
11/19/19